Exhibit 99.1

For Immediate Release:	For further information, contact:
Patrick Cassidy
ir@mariner-energy.com
(713) 954-5558

Mariner Energy Reports 2008 Fiscal and Operating Results
and Year-end Reserves
Houston, Texas/February 27, 2009 — Mariner Energy, Inc. (NYSE: ME) today reported full-year 2008 results, which included the following:
•	Year-over-year net production increased 18% to 118.4 billion cubic feet equivalent (Bcfe)

•	217% reserve replacement rate from all sources

•	Year-end estimated proved reserves up 17% to 973.9 Bcfe

•	Net loss for the year of $388.7 million ($4.44 per share). Adjusted net income, which excludes a non-recurring, non-cash gain and non-cash charges, was $284.1 million or $3.25 per share (see reconciliation of this non-GAAP measure below).

•	Operating cash flow was $885.9 million for the full 2008 fiscal year, an increase of 42% from 2007 (see reconciliation of this non-GAAP measure below).
Commenting on Mariner’s 2008 results, Scott D. Josey, Mariner’s Chairman, Chief Executive Officer and President, said:
“Despite plummeting commodity prices, hurricanes, and the turmoil in the financial markets, Mariner posted another record year. Our capital program was very successful in 2008, with quality acquisitions, an 80% success rate offshore, and 100% success onshore. While non-cash impairments necessitated by low year-end commodity and stock prices negatively affected our earnings, our fundamentals are good.
“Economic circumstances continue to present challenges in the year ahead, but we are off to a good start in 2009. Our capital program should not only allow us to live within our cash flows, but also to increase production and pay down debt while exposing our shareholders to upside potential. We intend to carefully monitor changing industry and general economic conditions and can quickly adjust our capital program as circumstances warrant.”
NON-CASH GAIN AND CHARGES
The company’s results for 2008 reflect a non-recurring, non-cash gain of $46.5 million for the release as of year-end of suspended revenue associated with a disputed MMS royalty liability. Based on low commodity prices at year-end, Mariner recorded a full cost ceiling test impairment of its proved oil and gas properties in the amount of $575.6 million. The company also recorded other impairments, including goodwill, of $310.9 million for the year. Additionally, Mariner recognized a non-cash charge of $36.0 million for a contingent insurance premium. These items are detailed below in the reconciliation of adjusted net income, a non-GAAP measure.
FOURTH QUARTER 2008 RESULTS
For the three-month period ended December 31, 2008, Mariner reported a net loss of $648.9 million, or $7.41 per basic and fully-diluted share, which reflects the non-cash gain and charges cited above. This compares with net income of $50.2 million and basic and fully-diluted earnings per share of $0.59 and $0.58, respectively, for the same three-month period in the prior year. Adjusted net income, which excludes the non-cash gain and charges, was $14.5 million for fourth quarter 2008, or $0.17 per basic and fully-diluted share (see reconciliation of this non-GAAP measure below). The lower year-over-year results are due primarily to decreased production volumes as a result of Hurricanes Ike and Gustav and lower commodity prices.

Net production for fourth quarter 2008 was 23.5 Bcfe, compared with 27.1 Bcfe for fourth quarter 2007. Total natural gas net production for fourth quarter 2008 was 16.1 billion cubic feet (Bcf), compared with 18.4 Bcf for the same period in the prior year. Total net oil production for fourth quarter 2008 was 1.0 million barrels (MMBbls), compared with 1.1 MMBbls for the same period in 2007. Natural gas liquids (NGL) net production for fourth quarter 2008 was 0.3 MMBbls, compared with 0.3 MMBbls for fourth quarter 2007.
For fourth quarter 2008, Mariner’s average realized natural gas price was $7.44 per thousand cubic feet (Mcf) compared with $8.07 per Mcf for the same period in 2007. Mariner’s average realized oil price was $65.29 per barrel (Bbl) for fourth quarter 2008, compared with $79.64 per Bbl for fourth quarter 2007. The average realized NGL price was $26.63 per Bbl for fourth quarter 2008, compared with $55.32 per Bbl for the same period in 2007. Average realized prices reflect settlements during the period under Mariner’s hedging program.
FULL-YEAR 2008 RESULTS
For the 12-month period ended December 31, 2008, Mariner reported a net loss of $388.7 million, which equates to a loss of $4.44 per basic and fully-diluted share. For the same period in the prior year, Mariner reported net income of $143.9 million, or $1.68 per basic share/$1.67 per fully-diluted share. Adjusted net income, which excludes the non-cash gain and charges noted above, was $284.1 million or $3.25 per share (see reconciliation of this non-GAAP measure below).
For the full-year 2008, Mariner reported net production of 118.4 Bcfe, up from 100.3 Bcfe reported in 2007. Total natural gas net production during 2008 was 79.8 Bcf at an averaged realized price of $9.31 per Mcf, compared with 67.8 Bcf for 2007 at an average realized price of $7.88 per Mcf. Total net oil production for 2008 was 4.9 MMBbls at an average realized price of $86.02 per Bbl, compared to 4.2 MMBbls during 2007 at an average realized price of $67.50 per Bbl. Total NGL net production during 2008 was 1.6 MMBbls at an average realized price of $55.02, compared to 1.2 MMBbls at an average realized price of $45.16 per Bbl for the prior year. Average realized prices reflect settlements during the period under Mariner’s hedging program.
Operating cash flow was $885.9 million for the full 2008 fiscal year, an increase of 42% from $622.6 million in 2007. (See reconciliation of this non-GAAP measure below.)
Mariner’s capital expenditures for the fourth quarter and full-year 2008 are summarized in the table below.

	Fourth	Full-
	Quarter	Year
	2008	2008
	(In Millions)

Exploration	$43.8	$423.3

Development
Gulf of Mexico — Deepwater	$97.5	$280.8
Gulf of Mexico — Shelf	42.6	198.8
Permian Basin	30.3	108.8

Acquisitions	$48.2	$302.6

Corporate expenditures and other	$14.7	$66.6

Total Capital Expenditures	$277.1	$1,381.0

YEAR-END 2008 ESTIMATED RESERVES
Mariner today also announced results of an independent, fully-engineered analysis of the company’s proved and probable reserves prepared by the Ryder Scott Company, L.P. The report utilizes hydrocarbon prices in effect at December 31, 2008 of $44.61 per barrel for oil and $5.71 per million British Thermal Units for gas in accordance with Securities & Exchange Commission (SEC) requirements.
Highlights from the report and year-end operations review include:
•	Estimated proved reserves increased 17% to a record 973.9 Bcfe.

•	Mariner achieved a reserve replacement rate of 217% from all sources at an all-in reserve replacement cost, net of hurricane expenditures, of $4.96 per thousand cubic feet equivalent (Mcfe), excluding probable and possible reserves.

•	Including probable reserves estimated by Ryder Scott at 285 Bcfe, Mariner’s estimated proved and probable reserve base exceeds 1.25 trillion cubic feet of natural gas equivalent.

•	70% of Mariner’s estimated proved reserves are proved developed.
Commenting on Mariner’s year-end reserves, Mr. Josey said: “Mariner’s proved reserves increased across each of its core areas during 2008. Although we achieved significant reserve growth, delays in the completion of several offshore projects due to the effects of Hurricanes Ike and Gustav reduced our reserve growth. As a result, we booked a relatively small amount of proved reserves on these projects despite substantial capital outlays for them. In 2009, we expect to add significant incremental proved reserves attributable to these projects when they are completed or come online. The company wrote down 29 Bcfe of proved reserves due to low year-end commodity prices, but we expect these reserves to be restored if drilling and completion costs adjust to the current commodity price environment.”
The following table sets forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2008. Reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of period-end prices and costs held constant throughout the projected reserve life. Proved reserve estimates do not include any value for probable or possible reserves, nor do they include any value for undeveloped acreage. The proved reserve estimates represent Mariner’s net revenue interest in its properties.

	Estimated Proved Reserve Quantities				% of Total
	Natural				Estimated
	Gas	Oil	NGLs	Total	Proved
Geographic Area	(Bcf)	(MMBbls)	(MMBbls)	(Bcfe)	Reserves
Permian Basin	136.2	27.3	22.7	436.6	44.8
Gulf of Mexico — Deepwater *	165.9	5.4	0.1	198.7	20.4
Gulf of Mexico — Shelf	255.9	11.1	2.7	338.6	34.8

Total	558.0	43.8	25.5	973.9	100.0

Proved developed reserves	420.9	25.9	16.9	677.7	69.6

*	Depths greater than 1,300 feet (the approximate depth of deepwater designation by the Minerals Management Service of the United States Department of the Interior)

OPERATIONAL UPDATE
Offshore
Mariner was successful in 20 of its 25 offshore wells drilled in 2008. Mariner drilled eight offshore wells in the fourth quarter 2008, seven of which were successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
De Soto Canyon 48#1 (Dalmatian)	Murphy	12.5%	5876	Deepwater
Eugene Island 342 C5ST1	Mariner	50.0%	266	Conventional Shelf
Main Pass 301 A6	Walter Oil	6.3%	230	Conventional Shelf
Main Pass 301 A4ST	Walter Oil	10.45%	230	Conventional Shelf
South Timbalier 49#2 (Smoothie)	Mariner	100.0%	60	Deep Shelf
Garden Banks 463#1 (Bushwood)	Mariner	30.0%	2700	Deepwater
South Marsh Island 150 D1	Mariner	100.0%	230	Conventional Shelf
Subsequent to the end of 2008, two additional wells were drilled and successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location

Green Canyon 859#1 (Heidelberg)	Anadarko	12.5%	5000	Deepwater
South Marsh Island 150 D2	Mariner	100.0%	230	Conventional Shelf
Onshore
In the fourth quarter of 2008, Mariner drilled 23 wells in the Permian Basin, all of which were successful. As of December 31, 2008, four rigs were drilling on Mariner’s Permian Basin properties. The company participated in 122 onshore wells in 2008, all of which were successful.
CONFERENCE CALL TO DISCUSS RESULTS
A conference call has been scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, February 27, 2009, to discuss fiscal 2008 financial and operating results. To participate in the call, please dial (866) 953-6858 at least 10 minutes prior to the scheduled start time. International callers can dial (617) 399-3482. The conference pass code for both numbers is 8750 3087. The call also will be webcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at http://www.mariner-energy.com.
A telephonic replay of the call will be available through March 9, 2009 by dialing (888) 286-8010 or (617) 801-6888, pass code 8230 2373. An archive of the webcast will be available shortly after the call on Mariner’s website through March 31, 2009.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Permian Basin and the Gulf of Mexico. For more information about Mariner, please visit its website at www.mariner-energy.com.
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MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS (1)
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net production:
Natural gas (Bcf)	16.1	18.4	79.8	67.8
Oil (MMBbls)	1.0	1.1	4.9	4.2
Natural gas liquids (MMBbls)	0.3	0.3	1.6	1.2
Total production (Bcfe)	23.5	27.1	118.4	100.3

Realized prices (net of hedging):
Natural gas ($/Mcf)	$7.44	$8.07	$9.31	$7.88
Oil ($/Bbl)	65.29	79.64	86.02	67.50
Natural gas liquids ($/Bbl)	26.63	55.32	55.02	45.16

Operating costs per Mcfe:
Lease operating expense	$2.73	$1.42	$1.96	$1.52
Severance and ad valorem taxes	0.15	0.15	0.15	0.13
Transportation expense	0.16	0.12	0.13	0.09
General and administrative expense	1.03	0.57	0.51	0.42
Depreciation, depletion and amortization	3.91	3.71	3.95	3.83
Other expense	0.09	0.02	0.03	0.05

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.
Estimated Proved Reserves

	As of the Year	As of the Year
	Ended	Ended
	December 31,	December 31,
	2008	2007
Estimated proved natural gas, oil and natural gas liquids reserves:
Natural gas (Bcf)	558.0	448.4
Oil (MMBbls)	43.8	41.9
Natural gas liquids (MMBbls)	25.5	22.6

Total estimated proved reserves (Bcfe)	973.9	835.8

Total proved developed reserves (Bcfe)	677.7	563.9

MARINER ENERGY, INC.
COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS OF OPERATIONS (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Natural gas sales	$119,665	$148,468	$742,370	$534,537
Oil sales	63,721	87,434	419,878	284,405
Natural gas liquids sales	7,136	19,313	85,715	54,192
Other revenues	46,746	(1,620)	52,544	1,631

Total revenues	237,268	253,595	1,300,507	874,765
Cost and Expenses:
Lease operating expense	64,304	38,387	231,645	152,627
Severance and ad valorem taxes	3,505	4,138	18,191	13,101
Transportation expense	3,708	3,270	14,996	8,794
General and administrative expense	24,333	15,540	60,613	42,151
Depreciation, depletion and amortization	92,095	100,530	467,265	384,321
Full cost ceiling test impairment	575,607	—	575,607	—
Goodwill impairment	295,598	—	295,598	—
Other property impairment	15,252	—	15,252	—
Other miscellaneous expense	2,087	476	3,052	5,061

Total costs and expenses	1,076,489	162,341	1,682,219	606,055

OPERATING (LOSS) INCOME	(839,221)	91,254	(381,712)	268,710

Interest:
Income	386	406	1,362	1,403
Expense, net of capitalized amounts	(2,757)	(14,442)	(56,398)	(54,665)
Other income/(expense)	—	753	—	5,811

Income before taxes and Minority Interest	(841,592)	77,971	(436,748)	221,259

Minority Interest Expense	—	(1)	(188)	(1)
Provision for income taxes	192,672	(27,729)	48,223	(77,324)

NET (LOSS) INCOME	$(648,920)	$50,241	$(388,713)	$143,934

Earnings per share:
Net (loss) income per share-basic	$(7.41)	$0.59	$(4.44)	$1.68
Net (loss) income per share-diluted	$(7.41)	$0.58	$(4.44)	$1.67

Weighted average shares outstanding-basic	87,623	85,745	87,491	85,645
Weighted average shares outstanding-diluted	87,623	86,277	87,491	86,126

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

MARINER ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$3,251	$18,589
Receivables, net of allowances	219,920	157,774
Insurance receivables	13,123	26,683
Derivative financial instruments	121,929	11,863
Intangible assets	2,353	17,209
Prepaid expenses and other	14,377	10,630
Deferred tax asset	—	6,232

Total current assets	374,953	248,980

Property and equipment, net	2,929,877	2,420,194
Restricted cash	—	5,000
Goodwill	—	295,598
Insurance receivables	22,132	56,924
Derivative financial instruments	—	691
Other Assets, net of amortization	65,831	56,248

TOTAL ASSETS	$3,392,793	$3,083,635

Current Liabilities
Accounts payable	$3,837	$1,064
Accrued liabilities	107,815	96,936
Accrued capital costs	195,833	159,010
Deferred income tax	23,148	—
Abandonment liability	82,364	30,985
Accrued interest	12,567	7,726
Derivative financial instruments	—	19,468

Total current liabilities	425,564	315,189

Long-Term Liabilities
Abandonment liability	325,880	191,021
Deferred income tax	319,766	343,948
Derivative financial instruments	—	25,343
Long-term debt	1,170,000	779,000
Other long-term liabilities	31,263	38,115

Total long-term liabilities	1,846,909	1,377,427

Minority Interest	—	1

Stockholders’ Equity
Common stock, $.0001 par value; 180,000,000	9	9
shares authorized; 88,846,073 shares issued and outstanding at December 31, 2008; 180,000,000 shares authorized, 87,229,312 shares issued and outstanding at December 31, 2007
Additional paid-in capital	1,071,347	1,054,089
Accumulated other comprehensive income/(loss)	78,181	(22,576)
Accumulated retained (loss) earnings	(29,217)	359,496

Total stockholders’ equity	1,120,320	1,391,018

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,392,793	$3,083,635

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION (1)
(In Thousands)
(Unaudited)

	12 Months Ended December 31,
	2008	2007

Operating cash flow (2)	$943,227	$622,610
Changes in operating assets and liabilities	(81,210)	(86,497)

Net cash provided by operating activities	$862,017	$536,113

Net cash used in investing activities	$(1,264,784)	$(643,779)

Net cash provided by financing activities	$387,429	$116,676

(Decrease) Increase in cash and cash equivalents	$(15,338)	$9,010

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

(2)	See below for reconciliation of this non-GAAP measure.
IMPORTANT INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
AND CERTAIN STATISTICS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements generally are accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. Forward-looking statements provided in this press release are based on Mariner’s current belief based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance, estimates or other forward-looking statements as conditions change or as additional information becomes available. Estimated reserves are related to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 2008 were used in preparation of the reserve estimates provided above as required by SEC guidelines. Actual future prices may vary significantly from the December 31, 2008 prices. Therefore, volumes of reserves actually recovered may differ significantly from such estimates. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed by Mariner with the SEC. Any of these factors could cause Mariner’s actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2007 and other documents filed by Mariner with the SEC.
The SEC generally has permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Mariner uses the terms “probable,” “possible” and “non-proved” reserves, reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit it from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by Mariner.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

Note on reserve replacement rate: For a calculation of reserve replacement rate, please refer to Mariner’s website at www.mariner-energy.com under Investor Information, Financial Reports. Mariner’s reserve replacement rates reported above were calculated by dividing total estimated proved reserve changes for the period from all sources, including acquisitions and divestitures, by production for the same period. The method Mariner uses to calculate its reserve replacement rate may differ from methods used by other companies to compute similar measures. As a result, its reserve replacement rate may not be comparable to similar measures provided by other companies.
Note on reserve replacement cost: For a calculation of reserve replacement cost, please refer to Mariner’s website at www.mariner-energy.com under Investor Information, Financial Reports. Reserve replacement cost is calculated by dividing development, exploitation, exploration and acquisition capital expenditures, reduced by proceeds of divestitures, for the period by net estimated proved reserve additions for the period from all sources, including acquisitions and divestitures. Our calculation of reserve replacement cost includes costs and reserve additions related to the purchase of proved reserves. The methods we use to calculate our reserve replacement cost may differ significantly from methods used by other companies to compute similar measures. As a result, our reserve replacement cost may not be comparable to similar measures provided by other companies. We believe that providing a measure of reserve replacement cost is useful in evaluating the cost, on a per-Mcfe basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, reserve replacement costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future reserve replacement costs will not differ materially from those presented.
Reconciliation of Non-GAAP Measure: Adjusted Net Income
Mariner Energy’s reported net income and earnings per share for the 2008 fiscal year and fourth quarter include a non-recurring, non-cash gain and non-cash charges. Mariner’s management believes that it is common among investment analysts to consider earnings excluding the effects of these items when evaluating the company’s operating results. These items and their effects on reported earnings for the full year and fourth quarter 2008 are listed below.
•	A non-recurring release of suspended revenue of $46.5 million associated with a disputed MMS royalty liability was recorded at December 31, 2008. This resulted in a $30.2 million after-tax gain, which equates to a $0.35 contribution to basic and fully-diluted earnings per share (EPS).

•	Ceiling test, goodwill and other non-recurring impairments recorded at December 31, 2008 negatively impacted net income for the year by $886.5 million, or $679.6 million after-tax for a $7.77 loss per basic and fully-diluted share.

•	A non-cash charge of $21.6 million and $36.0 million for a contingent withdrawal premium related to Mariner’s participation in the OIL insurance mutual was taken for the fourth quarter 2008 and full-year 2008, respectively, resulting in a $14.0 million and a $23.4 million after-tax charge or a loss per basic and fully-diluted share of $0.16 and $0.27, respectively, for the fourth quarter and full-year 2008.
Excluding the items above, Mariner would have reported earnings for the fourth quarter 2008 of $14.5 million or $0.17 per basic and fully-diluted share. Fiscal 2008’s full year net income and basic and diluted EPS would have been $284.1 million and $3.25, respectively. Adjusted net income should not be considered in isolation or as a substitute for net income or another measure of financial performance presented in accordance with GAAP. This is further outlined in the table below (which excludes 2007 because there were no material impairments, nonrecurring events or other items in respect of which to adjust net income for the year ended December 31, 2007).

MARINER ENERGY, INC.
RECONCILIATION OF ADJUSTED NET INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2008
	After-Tax		After-Tax
	Impact (1)	EPS (2)	Impact (1)	EPS (2)

Net loss	$(648.9)	$(7.41)	$(388.7)	$(4.44)
Reversal of MMS royalty liability	(30.2)	(0.35)	(30.2)	(0.35)
Impairment charges	679.6	7.76	679.6	7.77
Contingent OIL premium charges	14.0	0.16	23.4	0.27
Adjusted net income (non-GAAP)	$14.5	$0.17	$284.1	$3.25

(1)	Calculated using the statutory rate

(2)	Denotes basic and fully-diluted earnings per share
Reconciliation of Non-GAAP Measure: Operating Cash Flow
Operating cash flow (OCF) is not a financial or operating measure under generally accepted accounting principles in the United States of America (GAAP). The table below reconciles OCF to related GAAP information. Mariner believes that OCF is a widely accepted financial indicator that provides additional information about its ability to meet its future requirements for debt service, capital expenditures and working capital, but OCF should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

	12 Months Ended
	December 31,
	2008	2007
	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$862,017	$536,113
Less: Changes in operating assets and liabilities	(23,870)	86,497

Operating cash flow (non-GAAP)	$885,887	$622,610